EXHIBIT 10.1

CANOPY WAVE

SERVICE ORDER FORM

This Product Order Form (the Order Form) is entered into by Canopy Wave, Inc., a corporation organized under the laws of the United States (the Buyer), and the supplier identified below (the Supplier), and is entered into as of July 16, 2026 and becomes effective in accordance with Section 1.1 (the Effective Date).

In this Order Form, Buyer and Supplier are each referred to as Party and collectively as the Parties.

Buyer and Supplier Information
Buyer Name:	Canopy Wave, Inc.
Buyer Address:	2350 Mission College Boulevard, Suite 350, Santa Clara, California 95054
Buyer Contact:	Tao Zhang
Buyer Contact Email:	tao@canopywave.com
Supplier Name:	Catalyst Compute LLC
Supplier Address:	450 7th Ave Suite 905, New York, NY 10123
Supplier Contact:	Chuck Che & Wendy Zhang
Supplier Contact Email:	chuck@kidzai.com & wendy@kidzai.com

Specific Order Form Terms
Reference No.:	CWB3003201
Service Location:	456 Bedford St, Fall River, MA 02720
Services Commencement Date:	Upon completion of the hardware setup
Order Form Duration:	From the Services Commencement Date for a period of (_60__) months (“Initial Term”).
Renewal Term/ Commitment End Date:	With written notice 1 month before renewal.
Quantity:	32 x B300 GPU nodes = 256 x B300 GPUs
Invoicing Periods:	Monthly – Beginning of the service month with the payment term of [Net 10].
Deposit:	NA
Additional Terms (If Any):	The invoice date is the 1st day of each month.

Rental Terms

Number of Servers	Number of GPUs	Duration	Hours (total)	GPU / hr ($)	Total Value ($)
32	256	3 years (Yr 1 & 2 & 3)	26,280	$4.3	$28,929,024.00
32	256	2 years (Yr 4 & 5)	17,520	$3.5	$15,697,920.00
				Total	$44,626,944.00

Server Specifications

Server Specs	GPU Type
GPU	8x NVIDIA HGX 288G B300
CPU	Dual Intel Xeon 6776P processors (Granite Rapids), or similar AMD CPUs
DRAM	4TB DDR5 DIMM
Boot Disks	2 x 1.92TB M.2 NVMe boot drives
Data Disks	8 x 3.84TB E1.S NVMe
Interconnect	8 x NVIDIA ConnectX-8 SuperNICs, supporting 800Gb/s InfiniBand

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1. Order Information.

1.1 Effective Date. The Order Form is a legal document between Buyer and the Supplier and will become effective as of the Effective Date after both Parties have signed and the Supplier has placed a non-cancellable purchase order for the GPU servers. The Parties acknowledge and agree that the Order Form supersedes any previous agreement between the Parties.

1.2 Terms of Service. This Order Form governs Supplier’s rental of the GPU servers and related compute capacity to Buyer. The additional terms applicable to such rental are set forth in Exhibit A and incorporated herein by reference. In the event of any conflict between this Order Form and Exhibit A, this Order Form shall control.

1.3 Services. The Supplier agrees to provide GPU processing services, including CPU servers and storage rental, together with any additional services described below (the “Services”), subject to the following specific terms:

1.4 Prepayment and Deposit. Buyer shall provide the Prepayment for Services set forth above, if any (the “Prepayment”), and the Deposit set forth above, if any (the “Deposit”). The Deposit is not a prepayment for Services but shall be returned upon termination of the Services, provided that all payment obligations under the Order Form have been met in full. The Deposit is specific to the Order Form only and shall not be applied to, nor shall it offset, any amounts owed under any prior or future Order Forms or agreements between the Parties.

1.5 Commitment End Date. The Order Form will terminate on the Commitment End Date after the Initial Term and any Renewal Term. Following the Commitment End Date, Buyer’s use of the Services will be subject to the current rates in accordance with the Supplier’s pricing and billing policies. Termination of the Order Form will not (a) relieve Buyer’s obligation to pay the Supplier any amounts Buyer owes up to and including the date of termination (b) affect other accrued rights and obligations; or (c) terminate those parts of the Order Form or the Terms of Service that by their nature should continue or those that expressly state shall survive termination.

1.6 Entire Agreement. The Order Form, together with all Exhibits sets forth the entire agreement of the Parties and supersedes all prior or contemporaneous writings, negotiations, and discussions with respect to its subject matter.

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1.7 Signing. By signing this document, the undersigned becomes a Party to the Order Form as of the Effective Date and agrees to be bound by all its terms, conditions and obligations. Buyer represents that the individual below has the authority to bind Buyer to the terms of the Order Form and the Terms of Service and Definitions. By signing below, each Party acknowledges that it has read, understood, and agrees to all the terms and conditions of the Order Form, including, but not limited to, the attached Exhibits, which includes the Terms of Service and Definitions.

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Catalyst Compute LLC	Canopy Wave, Inc.
By: ______________________________	By: ______________________________
Name: ____________________________	Name: ____________________________
Title: _____________________________	Title: _____________________________
Date: _____________________________	Date: _____________________________

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EXHIBIT A

TERMS OF SERVICE

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1. SERVICES. With respect to the Services set forth in an Order Form, the Supplier will provide the Services and the Parties will perform as follows:

1.1 Provision of Services. The Supplier will provide the Services in accordance with the terms of an Order Form and these Terms of Service.

1.2 Service Level Commitments. The Supplier will provide the Services with an Uptime of at least 99.5% pursuant to the terms of an Order Form.

1.3 Resale of Services. The Supplier agrees that Buyer may resell or stake to third parties any Deliverables or Services provided under an Order Form; provided, that (a) such resale or staking shall not cause either the Supplier or Buyer to violate any Applicable Law and (b) Buyer shall maintain at all times a list of third parties who purchase or otherwise receive such Deliverables or Services (in the case that the Deliverables are staked, such list will comprise the name of the staking platform(s)) and shall make such list available in writing promptly upon the Supplier’s request with such identifying information available and reasonably requested by the Supplier. For the avoidance of doubt, (i) Buyer shall remain solely responsible for all obligations owed to Supplier hereunder and an Order Form and (ii) any such third party shall not be a third party beneficiary of an Order Form and shall have no rights under any such Order Form.

1.4 Notwithstanding agreement by the Parties for the Supplier’s performance of the Services, Buyer shall inform Supplier if Supplier Services will be used for developing or supporting one or more AI models with performance level and size of 10ˆ23 or greater as well as the country of ultimate parent registration of the recipient of such Services. In the event that Supplier determines it necessary to adjust or terminate the Services or terminate this Agreement in order to be in compliance with applicable Sanctions, it may do so without liability or recourse against it.

2. FEES AND INVOICES.

2.1 Service Fees. Buyer will pay the Supplier for the Services in accordance with the pricing contained in an Order Form, including any Deposit described therein.

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2.2 Invoicing.

2.2.1. Invoices. The Supplier will invoice Buyer on a monthly basis in advance and Buyer shall pay Service Fees within ten (10) days of receipt of each invoice. No invoice shall be disputed, unless in good faith supported by documentation provided promptly to the Supplier following any such dispute. The Supplier shall reasonably review such dispute and, within thirty (30) days, propose a resolution to the dispute. If the Parties cannot agree on the resolution, the dispute will be resolved pursuant to Section 11.1 (Governing Law; Jurisdiction; Venue; Dispute Resolution) of these Terms of Service. Notwithstanding a dispute, Buyer will pay all amounts due within thirty (30) days of receipt of each invoice and upon resolution of any dispute, any adjustments or credits will be applied.

2.2.2. Late Payment Remedies. If Buyer fails to pay any amount due to the Supplier within three (3) days after the date such amount is due, the overdue amount shall accrue interest at the rate of three percent (3.0%) per month (i.e., every thirty (30) days), calculated daily and compounded monthly, until paid in full. If the forgoing rate exceeds the limit of any applicable local law, the rate shall be adjusted to the highest permissible rate per annum allowed by such applicable law. If the overdue amount remains outstanding for more than thirty (30) days after written notice of suspension of services has been provided to Buyer, the Supplier may thereafter suspend the Services until all overdue amounts, together with all accrued interest, have been paid to the Supplier in full. The Supplier shall not incur any liability to Buyer for any business interruption, loss of data or other damages incurred by Buyer as a result of the foregoing suspension of Services.

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2.3 Service Level Credits. In the event that the Supplier fails to meet the committed Uptime of at least 99.5% as set forth in Section 1.2 (Service Level Commitments) of these Terms of Service, Uptime and service credits shall be calculated separately on a per affected node and per affected GPU basis, and shall not be calculated solely on an aggregate basis across all nodes or GPUs under an Order Form. For purposes of calculating Uptime, any node or GPU shall be deemed unavailable during any period in which Buyer or Buyer’s customers are unable to access, allocate, schedule workloads on, or otherwise use such node or GPU in accordance with the applicable specifications. Service credits shall be calculated based on the portion of the monthly Service Fees attributable to the affected node(s) or GPU(s). The availability of unaffected nodes or GPUs shall not offset, reduce, or cure the Supplier’s failure to meet the committed Uptime for any affected node or GPU:

2.3.1. For Uptime falling below 99.5% but equal to or above 99.0%, Customer shall be entitled to service credits equivalent to 0.5% of the monthly Service Fees for the affected Services.

2.3.2. For Uptime falling below 99.0% but equal to or above 95.0%, Customer shall be entitled to service credits equivalent to 5% of the monthly Service Fees for the affected Services.

2.3.3. For Uptime falling below 95.0% but equal to or above 90.0%, Customer shall be entitled to service credits equivalent to 10% of the monthly Service Fees for the affected Services.

2.3.4. For Uptime falling below 90.0%, Buyer shall be entitled to service credits equal to 100% of the Service Fees attributable to the Unscheduled Downtime, plus an additional 10% of the monthly Service Fees for the affected Services.

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For clarification, any Uptime failure caused by Buyer’s misuse or improper operation, the data center, or any cause beyond Supplier's reasonable control shall be excluded from the calculation of Uptime failures. Service credits apply only to Downtime directly caused by hardware failure of the GPU servers provided by Supplier, and exclude Downtime caused by the data center or any third party. Any remedies for data center failures shall be governed by the applicable data center agreement. Buyer must notify the Supplier in writing within twenty-four (24) hours from the time of Downtime, and failure to provide such notice will forfeit the right to receive service credits. Buyer’s sole and exclusive remedy, and the Supplier’s entire liability, in connection with failure to meet Uptime requirements shall be the issuance of service credits per this Section 2.3 (Service Level Credits). Such credits shall be applied to future invoices issued to Buyer for Services under an Order Form and if so requested by Buyer. If a dispute arises with respect to the amount of the service credits, the Supplier will make a determination in good faith based on its system logs, monitoring reports, configuration records, or other available information. Credits issued pursuant to this provision shall not be construed as liquidated damages or a penalty. The service credits may not be transferred or exchange for cash or other forms of payment and shall apply to the respect of such Order Form. Upon expiration or termination of an Order Form, any associated service credits shall expire and have no further force or effect.

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3. INTELLECTUAL PROPERTY.

3.1 License to Deliverables. The Supplier hereby grants to Buyer during the Initial Term and any Renewal Term a non-transferable, non-sublicensable (except as necessary to resell the Services), revocable in the case of termination of an Order Form, nonexclusive, royalty-free, fully paid-up, worldwide right and license in and to use the Deliverables in connection with the Services. Buyer’s use of the Deliverables is governed by these Terms of Service, such Order Form, and the Supplier’s Intellectual Property Rights. For avoidance of doubt, nothing herein shall limit, prohibit or restrict the Supplier’s ownership or use of its Intellectual Property Rights in the Deliverables including, but not limited to, developing or building a similar product or service (or contract with a third party to do so) using similar ideas, features, functions or graphics, nor shall anything in this Section 3 prohibit Buyer from reselling the Deliverables or Services to third parties; provided, that, such resale shall not cause either the Supplier or Buyer to violate any Applicable Law.

3.2 License to the Supplier Background IP. The Supplier shall retain ownership of all Intellectual Property Rights to any invention, work or other matter, including (a) the Supplier know-how, processes, methodologies, user interface designs, architecture, class libraries, and documentation (both printed and electronic) existing as of the Effective Date of an Order Form, (b) any derivatives, improvements, enhancements or extensions of the foregoing conceived, reduced to practice, or developed by the Supplier during the Initial Term, any Renewal Term or in performance of an Order Form, or (c) that has been or is created, conceived or reduced to practice by the Supplier prior to or independently of an Order Form but incorporated into or used with the Deliverables (the “Background IP”). For the avoidance of doubt, except as may be necessary for the resale or staking of the Deliverables (and as otherwise consistent with the term of an Order Form), Buyer shall not, or shall not authorize anyone to sublicense, license, or resell Background IP. Any third-party intellectual property used in the provision of Services shall be subject to the terms and conditions of any applicable third-party license agreements, and each Party shall be responsible for obtaining and maintaining any necessary licenses for third-party intellectual property it provides in connection with an Order Form.

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3.3 Ownership and Licensing of Buyer Data. Except as expressly otherwise provided herein, all Buyer Data provided to the Supplier in connection with the Services is the exclusive property of Buyer. Buyer hereby grants the Supplier a non-exclusive, revocable, non-transferable, royalty- free, fully paid-up, worldwide right and license to use, access, evaluate, test, install, integrate, modify, display and reproduce the Buyer Data during the Initial Term and any Renewal Term solely for the purpose of providing the Services under an Order Form. For the avoidance of doubt, Buyer Data is Confidential Data.

3.4 Non-Exclusivity. Except as expressly otherwise provided herein, the Parties acknowledge and agree that the terms of an Order Form, the Services, and the relationship between the Parties and their respective Affiliates, do not impose any obligations of exclusivity on either Party or its Affiliates.

4. TERM AND TERMINATION RIGHT.

4.1 Term; Renewal. An Order Form commences on the Services Commencement Date and continues for the Initial Term set forth in the Order Form. Unless a Party provides notice of non-renewal no less than Thirty (30) days’ prior the expiration of the then current Initial Term or any Renewal Term (the “Term”) the Services shall continue for another Renewal Term as set forth in the Order Form; provided however that Buyer shall have no right to terminate this Order Form during the first twenty-four (24) months of the Initial Term. Notwithstanding the foregoing, if Supplier fails to meet at least 99.5% of Uptime commitment, solely due to Supplier’s own fault related to the GPU hardware, for any ten (10) calendar months during any rolling twelve (12)-month period, Buyer may terminate this Order Form upon written notice to Supplier without early termination fees or accelerated payment obligation or liability for Service liability for Service Fees attributable to the period after the effective date of termination. However, if Supplier is actively working in good faith with the manufacturer and Buyer to resolve the underlying issue, Supplier shall have an additional sixty (60) days to cure the issue before Buyer’s termination becomes effective. For clarification, any Uptime failure caused by Buyer’s misuse or improper operation, the data center, or any cause beyond Supplier's reasonable control shall be excluded from the calculation of Uptime failures giving rise to Buyer’s termination right under this Section. The issuance of service credits shall not prevent or limit Buyer from exercising its termination right under this Section.

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4.2 Termination for Cause. Either Party may terminate an Order Form by providing written notice to the other Party, if the other Party commits a material breach of an Order Form (as the case may be) that (a) is not capable of cure, or (b) is capable of cure but that the other Party fails to cure within sixty (60) days after receipt of written notice from the other Party of such breach.

4.3 Termination for Financial Insolvency. Either Party, at its sole discretion, may terminate an Order Form by providing the other Party with written notice, if the other Party (a) becomes insolvent, undergoes a dissolution, or ceases its business operations, or any petition is filed or other steps are taken for its bankruptcy, liquidation, receivership, administration, examinership, dissolution, or other similar action.

4.4 Termination Due to a New Regulatory Requirement. If a Governmental Authority enacts or issues an Applicable Law that conflicts with any term of an Order Form (a “Regulatory Requirement”), either Party, at its sole reasonable discretion, may (with reasonable notice to the other Party) modify or terminate the Order Form, to account for the economic or legal impact of such Regulatory Requirement.

4.5 Survival. The following Sections and Exhibits will survive any expiration or termination of an Order Form: Section 2 (Invoicing and Fees) regarding any pending payment; Section 3.3 (Ownership and Licensing of Buyer Data); Section 3.4 (Non-Exclusivity); Section 4.6 (Effect of Termination); Section 7 (Disclaimer; Limitation of Liability); Section 8 (Confidentiality); Section 9 (Indemnification); Section 11 (General); and Section 11.15 (Definitions), in addition to any Sections and Exhibits that are otherwise designated as surviving.

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4.6 Effect of Termination. Termination or expiration of the Order Form will not affect a Party’s obligations or remedies under the Order Form with respect to transactions submitted by Buyer before the date of termination or expiration, or with respect to a Party’s right to collect for fees of any transaction. Upon any such termination or expiration, each Party shall immediately pay the other Party for all amounts due and payable under the Order Form as of the effective date of termination or expiration, including any interest for late payments and any legal fees incurred by the Supplier to recover any such fees, as applicable. Upon termination or expiration of an Order Form, each Party shall promptly return or destroy all Confidential Information of the other Party in its possession, and provide written certification of such return or destruction upon request; provided, that, each Party may retain one (1) copy of the other Party’s Confidential Information as may be required by (a) Applicable Law, (b) its standard document retention procedures, including any automatic electronic archiving and back-up procedures. If Buyer terminates this Order Form for convenience before the end of the Initial Term in accordance with Section 4.1, Buyer shall pay Supplier an early termination fee equal to seventy-five percent (75%) of the total Service Fees that would have been payable for the remainder of the Initial Term. Supplier shall use commercially reasonable efforts to mitigate its losses, and the early termination fee shall be reduced by all costs avoided and all net proceeds received from the sale, re-lease, redeployment, or other use of the applicable equipment. Buyer shall pay such amount within thirty (30) days after receipt of a complete and itemized invoice from Supplier. The early termination fee shall be Supplier’s sole and exclusive remedy for such termination.

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5. SANCTIONS AND EXPORT CONTROL REPRESENTATIONS.

5.1 Each party represents that it has at all times in the past and currently conducts its business in compliance with all laws and regulations of the United States and all other jurisdictions worldwide in which each party has offices, facilities or does business to any extent, including but not limited to export control, anti-corruption, and international trade sanctions, collectively, (the “Sanctions”). Furthermore, each party represents the following: (a) no party, its subsidiaries or affiliate companies that are owned or controlled by a party, including directors, officers, employees, and subcontractors or consultants are an individual or entity subject to any Sanctions, and (b) no party, its subsidiaries or affiliate companies that are owned or controlled by a party, including directors, officers, employees, and subcontractors or consultants are the subject of any investigation or enforcement action or proceeding by any governmental entity related to the Sanctions.

5.2 Both Parties agree to cooperate fully with each other and with any relevant governmental authorities to determine if governmental approvals are required in order to proceed with transactions under this Agreement. Accordingly, in the event that the Supplier requests information from Buyer, Buyer shall accurately and comprehensively share with the Supplier, including, but not limited to, (i) end use, (ii) end user and (iii) other necessary information regarding products and services provided by the Supplier in order to comply with the Sanctions, including but not limited to, U.S. export control laws and regulations.

5.3 Each party agrees to promptly inform the other party in the event any of the foregoing representations become inaccurate to any extent. In addition to the foregoing, Buyer shall inform Supplier if Supplier Services will be used for developing or supporting one or more AI models with performance level and size of 10ˆ23 or greater as well as the country of ultimate parent registration of the recipient of such Services. In the event of such notification by either party, the other party may adjust or terminate the Services or terminate this Agreement without liability.

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6. REPRESENTATIONS, WARRANTIES AND COVENANTS.

6.1 Mutual. Each Party to an Order Form represents and warrants that: (a) it has and will retain, the full right, power, and authority to enter into such Order Form; (b) it has been duly authorized to do so by all required governmental, corporate, or similar action; (c) when executed and delivered by such Party, such Order Form will be legally binding upon and enforceable against such Party, and such Order Form will not conflict with any agreement, instrument, or understanding, oral or written, to which such Party is a party or by which it may be bound; (d) as of the date such Party executed such Order Form, there are no proceedings pending or, to its knowledge, threatened or reasonably anticipated that would challenge or that may have a material adverse effect on its performance under such Order Form; and (e) its performance under such Order Form shall be in compliance with Applicable Law. Each Party is duly organized, validly existing, and in good standing as a corporation or other entity as represented in such Order Form under the laws and regulations of its jurisdiction of incorporation, organization, or chartering.

6.2 Supplier. The Supplier represents and warrants to Buyer that, the Services and Deliverables provided under an Order Form and these Terms of Service, including but not limited to, all the Supplier Technology and Background IP utilized in providing such Services and Deliverables, to the best of its knowledge, do not infringe, misappropriate, or otherwise violate any Intellectual Property Rights of any third party. In the event of a claim against Buyer alleging that the Services or Deliverables infringe, misappropriate, or otherwise violate any third party’s Intellectual Property Rights, the Supplier shall, at its own expense, either: (a) procure for Buyer the right to continue using the Services or Deliverables; (b) replace or modify the Services or Deliverables so that they become non-infringing; or (c) if options (a) and (b) are not commercially reasonable, terminate an Order Form related to the infringing Services or Deliverables. This representation and warranty does not apply to use of the Services or Deliverables in combination with any other product or service not provided by the Supplier, to the extent that the infringement arises from such combination. The Supplier warrants that the Services will be performed in a professional and workmanlike manner consistent with generally accepted industry standards.

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7. DISCLAIMER; LIMITATION OF LIABILITY.

7.1 Warranty Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN AN ORDER FORM (INCLUDING THESE TERMS OF SERVICE), THE SERVICES AND ANY COMPONENTS THEREOF, ANY UPDATES, THE DOCUMENTATION, THE DELIVERABLES, AND ANY OTHER MATERIALS PROVIDED UNDER AN ORDER FORM, AS WELL AS THE SERVICES, ARE PROVIDED “AS IS” AND “AS AVAILABLE.” EXCEPT AS EXPRESSLY SET FORTH IN AN ORDER FORM (INCLUDING THESE TERMS OF SERVICE), NEITHER PARTY TO AN ORDER FORM MAKES ANY REPRESENTATIONS OR WARRANTIES, AND ALL OF THE PARTIES HEREBY EXPRESSLY DISCLAIM, TO THE MAXIMUM EXTENT PERMITTED BY LAW, ALL WARRANTIES, EXPRESS OR IMPLIED, WRITTEN OR ORAL, STATUTORY OR OTHERWISE, INCLUDING WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, TITLE, AND IMPLIED WARRANTIES OF NON-INFRINGEMENT AND THOSE ARISING FROM THE COURSE OF DEALING OR PERFORMANCE, USAGE OR TRADE PRACTICES.

7.2 Limitation of Liability. NEITHER PARTY WILL BE LIABLE TO THE OTHER FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY, PUNITIVE, OR SPECIAL DAMAGES, INCLUDING LOST PROFITS, REGARDLESS OF THE FORM OF THE ACTION OR THE THEORY OF RECOVERY, EVEN IF THAT PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF THOSE DAMAGES. FURTHER, TO THE FULLEST EXTENT PERMITTED UNDER APPLICABLE LAW, ANY DAMAGES, IN THE AGGREGATE, SHALL NOT EXCEED AN AMOUNT EQUAL TO THE SERVICE FEES PAID TO THE SUPPLIER IN THE TWELVE (12) MONTHS PRECEDING THE CLAIM, WHETHER OR NOT SUCH DAMAGES ARE FORESEEABLE OR SUCH PARTY WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING ANY OF THE FOREGOING, THE LIMITATIONS OF LIABILITY SET FORTH IN THIS SECTION 7.2 SHALL NOT APPLY TO EITHER PARTY’S DAMAGES ARISING FROM A BREACH OF SECTION 8 OR EITHER PARTY’S FRAUD OR WILLFUL OR INTENTIONAL MISCONDUCT.

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8. CONFIDENTIALITY.

8.1 Definitions of Confidential Information. A Party (each a “Disclosing Party”) may disclose information, directly or indirectly, to the other Party (each a “Receiving Party”), and such information will be deemed to be “Confidential Information” if when it is disclosed, regardless of the form or medium (whether in writing, verbally, electronically, or otherwise), it is designated as confidential by the Disclosing Party or reasonably should be understood as confidential. Confidential Information includes information such as a Party’s product designs, business affairs, vendors, trade secrets, third-party confidential information, product plans, software, Technology, financial information, marketing plans, business opportunities, pricing information, information regarding customers or users, inventions, and know-how. All non-public Supplier Technology, Supplier Data and information comprising or concerning Supplier’s or its Affiliates’ facilitation of the Services, will be deemed to be Supplier’s Confidential Information. Notwithstanding the foregoing, general information about the Services may be shared by Supplier to the general public in the form of press releases or similar statements and specific information, including transaction volume, may be shared by Supplier to investors or potential investors. Confidential Information does not include information that: (a) is or becomes generally available to the public other than as a result of a disclosure by the Receiving Party in breach of this Agreement; (b) was known to the Receiving Party prior to its disclosure by the Disclosing Party without breach of any obligation of confidentiality; (c) is received from a third party without breach of any obligation of confidentiality; or (d) was independently developed by the Receiving Party without use of or reference to the Disclosing Party’s Confidential Information.

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8.2 Use and Disclosure of Confidential Information. A Receiving Party will only use the Confidential Information of a Disclosing Party as required to perform its obligations and exercise its rights under the Order Form of Service, and as set forth below in Section 8.3. A Receiving Party will hold the Confidential Information it receives in strict confidence and take appropriate precautions to protect such Confidential Information (such precautions to include, at a minimum, all precautions such Receiving Party employs with respect to its own Confidential Information). A Receiving Party will not disclose the other Party’s Confidential Information to anyone other than to its Affiliates and its and their Representatives, subject to the following conditions: any such Affiliate or Representative who receives Confidential Information in accordance with the foregoing must (a) have a “need to know” such Confidential Information for the purposes of the Receiving Party exercising its rights or performing its obligations under the Order Form, and (b) be subject to confidentiality obligations that offer at least the same degree of protection as the confidentiality obligations set out in the Order Form including these Terms of Service. A Receiving Party making such disclosures will be liable for each such Affiliate’s or Representative’s retention, use, and disclosure of the Disclosing Party’s Confidential Information. A Receiving Party will treat all Confidential Information disclosed by a Disclosing Party, its Affiliates, and their respective Representatives who are disclosing Confidential Information on their behalf in connection with the Services, as the Disclosing Party’s own Confidential Information.

8.3 Disclosures to Governmental Authorities. A Receiving Party may disclose the existence of an Order Form and their respective key terms pursuant to a regulatory filing to a Governmental Authority or recognized stock exchange, provided that the Disclosing Party is notified in advance and given a reasonable opportunity to review and comment on the disclosure. In addition, if a Governmental Authority, recognized stock exchange or Applicable Law requires a Receiving Party to disclose the Confidential Information of a Disclosing Party, the Receiving Party will: (a) immediately notify the Disclosing Party after learning of the existence or likely existence of such requirement (unless prohibited by Applicable Law or otherwise subject to attorney-client privilege); (b) limit the scope of such disclosure to only the Confidential Information necessary to comply with the requirement; (c) make reasonable efforts to obtain confidential treatment of or protection by order of any Confidential Information; and (d) permit, subject to Applicable Law, the Disclosing Party to seek a protective order or to otherwise challenge or limit the disclosure of the Confidential Information prior to the disclosure thereof.

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8.4 Feedback. Buyer or any one of its respective Affiliates may, but is not required to, provide the Supplier or its Affiliates with suggestions, comments, ideas, or know-how, in any form, that are related to the Supplier’s or its Affiliates’ respective products, services, or Technology (“Feedback”). Any such Feedback will not be considered Confidential Information. Neither the Supplier nor any of its Affiliates will have any obligation to provide compensation for any use of Feedback. Buyer hereby grants to the Supplier, on Buyer’s and its Affiliates’ behalf, and on behalf of its and their employees, contractors, and agents, a non-exclusive, perpetual, irrevocable, worldwide, royalty-free, sublicensable (through multiple tiers) right and license to use, copy, incorporate, reduce to practice, and create derivative works from Feedback provided by Buyer, its Affiliates, or its or their respective employees, contractors, or agents.

9. INDEMNIFICATION.

9.1 Indemnification. Except as otherwise expressly provided hereunder, Buyer agrees to indemnify, defend, and hold harmless the Supplier and its Affiliates, and their respective employees, officers, directors, advisors, counsel, and other representatives (collectively, the “Supplier Indemnified Parties”) from and against any and all losses, costs, expenses (including reasonable legal fees and expenses such as for attorneys, experts, and consultants, and reasonable out-of-pocket costs), damages, or liabilities (collectively, “Losses”), suffered or incurred by any Supplier Indemnified Party in connection with: (a) Buyer’s material breach of an Order Form, these Terms of Service, or Applicable Law; (b) Buyer’s fraud, gross negligence, or willful misconduct in the performance of obligations set forth in an Order Form; or (c) any third-party claim (each a “Claim”) that Buyer Data, or any Supplier Indemnified Party’s receipt, use or circulation of the foregoing in accordance with an Order Form, has infringed, violated, or misappropriated any third-party Intellectual Property Rights in copyrights, patents, or trademarks.

9.2 Other Remedies. The remedies in this Section 9 are not exclusive and do not limit the remedies provided elsewhere in an Order Form, these Terms of Service or under Applicable Law.

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10. PRIVACY. Buyer is responsible for providing legally adequate privacy notices and obtaining necessary consents for the collection and processing of personal information. Buyer represents to the Supplier that it has provided all necessary privacy notices and obtained all necessary consents. Buyer is responsible for processing such data in accordance with applicable law. In the event the Supplier receives any personal information from Buyer, Buyer agrees to encrypt all personal information in motion and at rest. Furthermore, the Supplier will handle any personal information, if applicable, in accordance with its privacy policy (available at https://canopywave.com/terms). If Buyer erroneously comes in possession of unencrypted Buyer personal information, Buyer will make the Supplier’s Privacy Policy available to that individual.

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11. GENERAL.

11.1 Governing Law; Jurisdiction; Venue; Dispute Resolution. An Order Form shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice or conflict of law provision or rule that would cause the application of laws of any jurisdiction other than those of State of New York. The Parties will make a good-faith effort to settle between themselves any claim, dispute, or controversy (each, a “Dispute”) arising out of or in connection with an Order Form. If any Dispute cannot be settled within forty-five (45) days after notice of such Dispute is provided by one Party to the other Party, such Dispute shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with such Rules. The Parties further agree, pursuant to Article 30(2)(b) of the Rules of Arbitration of the International Chamber of Commerce, that the Expedited Procedure Rules shall apply, provided the amount in dispute does not exceed $75,000 at the time of the communication referred to in Article 1(3) of the Expedited Procedure Rules. Any arbitration or other action or proceeding brought under an Order Form shall be conducted in New York, New York, United States of America, in English. In the event that a Dispute under an Order Form proceeds to arbitration and a final decision is rendered, the arbitrator(s) shall award reasonable attorneys’ fees and costs to the prevailing Party in any claim, in addition to any other relief to which that Party may be entitled.

11.2 Assignment. An Order Form and these Terms of Service will each bind and inure to the benefit of each of the respective Parties and their permitted successors and assigns. Buyer may not, in whole or in part, assign an Order Form (as the case may be), without the prior written consent of the Supplier. Except as expressly authorized under this Section 11.2 of these Terms of Service, any attempt by either Party to transfer or assign an Order Form will be null and void; provided, that, the Supplier may pledge, transfer, convey, assign, or novate an Order Form to a financier of it or an Affiliate in connection with a financing.

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11.3 Notices. Except as otherwise expressly set forth in an Order Form or these Terms of Service, any notice required under an Order Form or these Terms of Service will be in writing delivered to the applicable Party’s address as set forth in the Order Form and will be deemed given: (a) upon receipt when delivered personally; (b) two (2) days (other than weekends or public holidays) after it is sent if sent by certified or registered mail (return receipt requested); (c) one (1) day (other than weekends or public holidays) after it is sent if by next day delivery by a major commercial delivery service; or (d) the next business day upon electronic delivery by email.

11.4 Amendments. No supplement, modification, or amendment of an Order Form will be binding unless executed in writing by a duly authorized signatory of each Party; provided, however, the Supplier may amend its standard Terms of Service and they shall be binding upon Buyer thirty (30) days after prior written notice. A valid amendment of an Order Form will be deemed to automatically amend and will be binding upon each Party that is a signatory to such Order Form.

11.5 Waivers. No waiver will be implied from conduct or failure to enforce or exercise rights under an Order Form or these Terms of Service, nor will any waiver be effective, unless in writing signed by a duly authorized signatory on behalf of the Party claimed to have waived such rights.

11.6 Publicity. The Supplier may, during the Term of the Order Form, publicly announce that Buyer is a customer of Supplier and a user of the Services, generally explain the Services, and use Buyer’s trademarks, service marks, and trade names in connection with such publicity, provided that the Supplier obtains prior written approval from Buyer for each specific use and complies with any guidelines provided by Buyer.

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11.7 Entire Agreement. The Order Form (including all exhibits) is the complete and exclusive statement of the mutual understanding of the Parties and supersedes and cancels all previous written and oral agreements and communications, relating to the subject matter of such Order Form. The Order Form (including any exhibits and appendices and these Terms of Service) is the complete and exclusive statement of the mutual understanding of the Parties with respect to the Services provided thereunder and supersedes and cancels all previous written and oral agreements and communications, relating to the subject matter of the Order Form. In the event of a conflict between the provisions in the body of the Order Form and a provision of these Terms of Service, the provisions in the body of the Order Form shall govern.

11.8 Non-Solicit. During the Term of an Order Form and for one (1) year thereafter, Buyer , either directly or indirectly, on its own behalf or on behalf of its Affiliates or others, will not (1) solicit, divert, hire away, or engage with, or attempt to solicit, divert, hire away or engage with any then-current employee or vendors, contractors or suppliers of the Supplier or its Affiliates. Notwithstanding the foregoing, it is understood that this non-solicitation provision shall not prohibit: (a) solicitation of any employee who contacts Buyer on his or her own initiative without any solicitation by or encouragement from Supplier; (b) generalized solicitations by advertising and the like which are not directed to specific employees of the Supplier; (c) solicitations of employees whose employment was previously terminated by Supplier; or (d) solicitations of employees who have terminated their employment with Supplier without any prior solicitation by Buyer.

11.9 Remedies. Unless expressly set forth otherwise in an Order Form or these Terms of Service, any and all remedies expressly conferred upon a Party are cumulative with and not exclusive of any other remedy conferred by an Order Form or these Terms of Service or by law on that Party, and the exercise of any one remedy does not preclude the exercise of any other available remedy.

11.10 Counterparts; Execution. An Order Form may be executed in one or more counterparts, each of which will be considered an original, but all of which together will constitute one agreement. An Order Form and these Terms of Service may also be executed by electronic signature, and the Parties agree that facsimile, digitally scanned or other electronic copies of signatures shall be valid and binding as originals.

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11.11 Severability. Any provision of an Order Form that is invalid, prohibited, or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability, without invalidating the remaining provisions thereof or hereof, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction.

11.12 Third-Party Rights. Except as expressly set forth in the Order Form, only the Parties to the Order Form have any right to enforce any term of the Order Form.

11.13 Construction. Captions are for convenience only and do not constitute a limitation of the terms hereof or in the Order Form. The singular includes the plural, and the plural includes the singular. References to “herein,” “hereunder,” “hereinabove,” or like words will refer to the Order Form or these Terms of Service as a whole and not to any particular section, subsection, or clause contained in an Order Form or these Terms of Service. The terms “include” and “including” are not limiting and are deemed to be followed by the words “without limitation”. Reference to any agreement or document includes any permitted modifications, supplements, amendments and replacements thereto. References to “day” refer to a calendar day, unless otherwise expressly stated. All references to “$” or “dollars” refer to United States Dollars.

11.14 Force Majeure. Neither Party will be liable for any failure or delay to comply with an Order Form or these Terms of Service due to any cause beyond its reasonable control, including fire; flood; volcano; storm; earthquake; sabotage; power failure, widespread denial of service attacks or similar attacks or internet failure; acts of God and the public enemy; acts of war; acts of terrorism; riots; civil or public disturbances; general strikes, lock-outs, or labor disruptions; telecommunications or infrastructure malfunction; vendor or supply chain problems; national or regional emergencies; acts of government; any new laws, rules, or regulations (each a “Force Majeure”). If a Force Majeure event continues for more than thirty (30) days, the Party not affected by such Force Majeure event may immediately terminate an Order Form affected by such Force Majeure event by giving written notice to the other Party, and any early termination fee will not apply to any termination due to a Force Majeure event as defined in this Clause.

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11.15 Definitions. The following definitions shall be apply to the Terms of Service:

“Affiliate” means, with respect to a specified Entity, any other Entity that directly or indirectly controls, is controlled by, or is under common control with such specified Entity. For the purposes of this definition, “control” means the possession, directly or indirectly, of the power to independently direct or cause the direction of the management and policies of an Entity, whether through ownership of more than fifty percent (50%) of the stock or other equity interests entitled to vote for representation on its board of directors, or body performing similar functions, by contract, law or otherwise.

“Applicable Law” means, with respect to a specified Entity, each of the following, whether existing now or in the future, including any updates thereto, that are applicable to such Entity: (a) the rules, requirements, or operational and technical standards of any relevant self-regulatory organization having jurisdiction or oversight over the Services; and (b) all laws, treaties, rules, regulations, regulatory guidance, directives, policies, orders, or determinations of, or mandatory written direction from or agreements with, any Governmental Authority, including trade control laws, export laws, sanctions regulations, statutes, or regulations, relating to stored value, money transmission, unclaimed property, payment processing, telecommunications, unfair or deceptive trade practices or acts, anti-corruption, trade compliance, anti-money laundering, terrorist financing, “know your customer,” privacy, or data security.

“Background IP” has the meaning set forth in Section 3.2 (License to Supplier Background IP) of the Terms of Service.

“Claim” has the meaning set forth in Section 9.1 (Indemnification) of the Terms of Service.

“Buyer” has the meaning set forth in the preamble of the Order Form.

“Buyer Data” means data that Buyer provides to the Supplier under the Order Form.

“Supplier” has the meaning set forth in the preamble of the Order Form.

“Supplier Data” means all data relating to the Supplier and any other data as specified by the Supplier in writing.

“Supplier Technology” means Technology that the Supplier provides, makes available, or uses in connection with the provision of the Services to Buyer.

“Deliverables” means software, documents, data, and other materials delivered to Buyer by or on behalf of the Supplier in the course of provision of the Services to Buyer.

“Downtime” means, for each calendar month, time that certain necessary, installed, non-defective Supplier Technology is not available to provide the Services in accordance with the Order Form, including periods of time in which such Supplier Technology is not available as a result of (a) Scheduled Maintenance, (b) Emergency Maintenance, (c) a Force Majeure (as defined above), or (d) downtime resulting from Buyer material breach of the Order Form or as otherwise caused or requested by Buyer.

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“Emergency Maintenance” means commercially reasonable maintenance of the Supplier Technology that cannot wait for Scheduled Maintenance and would result in damage to the Supplier Technology or other losses if not addressed expeditiously.

“Entity” means an individual, corporation, firm, limited liability company, partnership, joint venture, trust, unincorporated organization, estate, association, Governmental Authority, or other entity or organization, whether or not a legal entity.

“Governmental Authority” means any duly authorized federal, national, supranational, inter- governmental, state, provincial, local, or other government, governmental, regulatory, or administrative authority, self-regulatory authority, governmental agency, bureau, office or commission, or any court, tribunal, or judicial or arbitral body, of competent jurisdiction.

“Initial Term” has the meaning set forth in Section 4.1 (Term; Renewal) of the Terms of Service.

“Intellectual Property Rights” means any and all right, title, and interest in and to any and all trade secrets, patents, copyrights, service marks, trademarks, know-how, inventions, techniques, processes, devices, discoveries or improvements, trade names, rights in trade dress and packaging, moral rights, and similar rights of any type, including any applications, continuations or other registrations with respect to any of the foregoing, under the laws or regulations of any foreign or domestic governmental, regulatory, or judicial authority.

“Losses” has the meaning set forth in Section 9.1 (Indemnification) of the Terms of Service.

“Party” or “Parties” have the meaning set forth in the preamble of the Order Form.

“Prepayment” means advance payment made by the Buyer for services that will be provided by the Supplier under the terms of the Order Form.

“Renewal Term” has the meaning set forth in Section 4.1 (Term; Renewal) of the Terms of Service.

“Representative” means, with respect to a specified Entity, any of its directors, officers, employees, agents, consultants, contractors, subcontractors, service providers, advisors, accountants, attorneys, or other representatives.

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“Scheduled Maintenance” means the periods when the Supplier has notified Buyer that it has scheduled the Supplier Technology to be unavailable to provide the Services in accordance with the Order Form for purposes of preventive and/or corrective maintenance of such Supplier Technology or a Supplier facility. The Supplier must notify Buyer at least seven (7) calendar days in advance of any maintenance in order for it to be considered “Scheduled Maintenance.”

“Service Fees” has the meaning set forth in Section 2.1 (Service Fees) of the Terms of Service.

“Services” has the meaning set forth in Section 1.3 (Services) of the Order Form.

“Technology” means data processing platforms, application applications, technical integrations, or technology necessary to provide the Services, and any updates or modifications to, and documentation (e.g., instructional materials) related to, any of the foregoing.

“Uptime” means, for each calendar month, the availability of certain Supplier Technology necessary to provide the Services as a percentage equal to (a) the total number of minutes in such month when the Supplier Technology is provided, divided by (b) the total number of minutes in such calendar month minus the total number of minutes of Downtime in such month.

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